CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Lincoln Variable Insurance Products Trust of our reports dated February 13, 2026, relating to the financial statements and financial highlights of ClearBridge Variable Appreciation Portfolio, ClearBridge Variable Large Cap Growth Portfolio, ClearBridge Variable Large Cap Value Portfolio, and ClearBridge Variable Dividend Strategy Portfolio, which appear in Legg Mason Partners Variable Equity Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 24, 2026